Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-56123, 333-56127 and 333-153734) on Form S-8 of Bioanalytical Systems, Inc. of our report dated December 29, 2014, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Bioanalytical Systems, Inc. for the year ended September 30, 2014.

/s/ McGladrey LLP

Indianapolis, Indiana
December 29, 2014